Form 10KSB, Exhibit 13
period 2001-12-31
WEST METRO FINANCIAL SERVICES INC
filed 2002-03-29
CIK 1157294

EXHIBIT 13.1




                       WEST METRO FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)


                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To  the  Board  of  Directors
West  Metro  Financial  Services,  Inc.


We have audited the accompanying balance sheet of West Metro Financial Services, Inc. (a development stage corporation) as of December 31, 2001, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from May 9, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Metro Financial Services, Inc. as of December 31, 2001 and the results of its operations and its cash flows from May 9, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that West Metro Financial Services, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with the development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.


                                               /s/  Porter Keadle Moore, LLP

Atlanta,  Georgia
January  23,  2002

                      WEST METRO FINANCIAL SERVICES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                DECEMBER 31, 2001

                                      Assets
                                      ------

Cash                                                              $    4,044
Restricted assets consisting of cash and U.S. agency note          3,308,150
Deferred offering costs                                               97,449
Prepaid expenses                                                      29,824
Building and equipment                                               260,504
Other assets                                                           5,310
                                                                  -----------

                                                                  $3,705,281
                                                                  ===========
                        Liabilities and Stockholder's Deficit
                        -------------------------------------

Accounts payable and accrued expenses                             $   26,500
Subscribers' deposits                                              3,308,150
Advances payable to organizers                                       140,000
Line of credit                                                       482,804
                                                                  -----------

               Total liabilities                                   3,957,454
                                                                  -----------

Stockholder's deficit:
     Preferred stock, no par value, 2,000,000 shares authorized;
          no shares issued or outstanding                                  -
     Common stock, $1 par value, 10,000,000 shares authorized;
          1 share issued and outstanding                                   1
     Additional paid in capital                                            9
     Deficit accumulated during the development stage               (252,183)
                                                                  -----------

               Total stockholder's deficit                          (252,173)
                                                                  -----------

                                                                  $3,705,281
                                                                  ===========

See accompanying notes to financial statements and independent accountants' report.

                       WEST METRO FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


Interest income                 $   4,751
                                ---------

Expenses:
     Legal and consulting          66,719
     Officer compensation         133,641
     Regulatory fees               18,500
     Interest                       4,828
     Other operating               33,246
                                ---------

          Total expenses          256,934
                                ---------

          Net loss              $ 252,183
                                =========

See accompanying notes to financial statements and independent accountants' report.

                              WEST METRO FINANCIAL SERVICES, INC.
                               (A DEVELOPMENT STAGE CORPORATION)

                         STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

               FOR THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                                         Deficit
                                                                       Accumulated
                                                           Additional   During the
                                       Preferred   Common   Paid In    Development
                                         Stock     Stock    Capital       Stage        Total
                                       ----------  ------  ----------  ------------  ---------
Issuance of common stock to organizer  $        -       1           9            -         10

Net loss                                        -       -           -     (252,183)  (252,183)
                                       ----------  ------  ----------  ------------  ---------

Balance, December 31, 2001             $        -       1           9     (252,183)  (252,173)
                                       ==========  ======  ==========  ============  =========

See accompanying notes to financial statements and independent accountants' report.

                                WEST METRO FINANCIAL SERVICES, INC.
                                 (A DEVELOPMENT STAGE CORPORATION)

                                      STATEMENT OF CASH FLOWS

                  FOR THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


Cash flows from operating activities:
     Net loss                                                         $(252,183)
     Adjustments to reconcile net loss to net cash used in
          operating activities:
               Increase in other assets                                 (35,134)
               Increase in accounts payable and accrued expenses         26,500
                                                                  --------------

                    Net cash used in operating activities              (260,817)
                                                                  --------------

Cash flows from investing activities:
     Purchase of building and equipment                                (260,504)
     Deferred offering costs                                            (97,449)
                                                                  --------------

                    Net cash used in investing activities              (357,953)
                                                                  --------------

Cash flows from financing activities:
     Sale of organization share of common stock                              10
     Proceeds from advances payable to organizers                       140,000
     Proceeds from line of credit                                       482,804
                                                                  --------------

                    Net cash provided by financing activities           622,814
                                                                  --------------

Net increase in cash                                                      4,044

Cash at beginning of period                                                   -
                                                                  --------------

Cash at end of period                                             $       4,044
                                                                  ==============

Supplemental disclosure of cash paid for interest                 $       4,828

Supplemental disclosure of noncash investing and
     financing activities - increase in restricted assets
     and subscribers' deposits                                    $   3,308,150

See accompanying notes to financial statements and independent accountants' report.

                       WEST METRO FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)   ORGANIZATION
      ------------
      West Metro Financial Services, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of First National Bank West Metro (Proposed) (the "Bank"), which will operate in Paulding and Douglas counties in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on June 7, 2001. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the first quarter of 2002.

      Operations through December 31, 2001 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

      The Company plans to raise between $7,500,000 and $10,000,000 through an offering of its common stock at $10 per share, of which $7,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $4,330,000 (433,000 shares) of the Company's stock.

      In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizing directors. Organizing directors will receive warrants to purchase one share of common stock for each share they purchase. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering at the initial offering price of $10.00 per share and expire ten years after the date of grant. The Company has reserved 55,000 shares of its common stock for issuance under a stock option plan.

(2)   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
      ----------------------------------------------
      ORGANIZATION  COSTS
      Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

      DEFERRED  OFFERING  EXPENSES
      Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

      PRE-OPENING  EXPENSES
      Costs incurred for overhead and other operating expenses are included in the current period's operating results.

      PROFORMA  NET  LOSS  PER  COMMON  SHARE
      Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (750,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended July 31, 2001 was $.34 per share.

                       WEST METRO FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(2)   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
      ----------------------------------------------------------
      INCOME  TAXES
      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)   RESTRICTED  ASSETS  AND  SUBSCRIBERS'  DEPOSITS
      -----------------------------------------------
      Restricted assets of $3,308,150 at December 31, 2001 consist of cash and U.S. agency notes and represent amounts deposited by the Company in connection with its initial offering. Subscribers' deposits represent amounts deposited with the Company by potential common stockholders. Should the Company be unable to complete its initial offering, these amounts will be refunded to the subscribers.

(4)   LIQUIDITY  AND  GOING  CONCERN  CONSIDERATIONS
      ----------------------------------------------
      The Company incurred a net loss of $252,183 for the period from May 9, 2001 (inception) to December 31, 2001. At December 31, 2001, liabilities exceeded assets by $252,173.

      At December 31, 2001, the Company is funded by advances from its organizers and a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

      To provide permanent funding for its operation, the Company is currently offering between 750,000 and 1,000,000 shares of its $1 par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at December 31, 2001, will be redeemed concurrently with the consummation of the offering.

(5)   LINE  OF  CREDIT
      ----------------
      Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $500,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of July 20, 2002 and interest, payable quarterly, calculated at one-half percent below the prime interest rate.

(6)   ADVANCES  PAYABLE  TO  ORGANIZERS
      ---------------------------------
      The organizers of the Company have advanced amounts to the Company to fund certain organizing expenses. The advances are non interest bearing and are to be repaid from proceeds from the Company's initial public offering.

                       WEST METRO FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(7)   PREFERRED  STOCK
      ----------------
      Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(8)   COMMITMENTS
      -----------
      The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options and other perquisites commensurate with his employment.

      The Company has also entered into an employment agreement with its Chief Financial Officer, providing for an initial term through December 31, 2006. The agreement provides for a base salary, an incentive bonus and other perquisites commensurate with her employment.

      The Company has entered into an agreement to purchase land for $550,000 on which it will build its main banking facility. The property is owned 50% by the Company's President and Chief Executive Officer and 50% by the father-in-law of one of the organizers.

(9)   INCOME  TAXES
      -------------
      The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2001:

          Deferred  tax  assets:
            Net  operating  loss  carryforward     $     1,835
            Pre-opening  expenses                       93,995
                                                   ------------
                                                        95,830
            Less  valuation  allowance                 (95,830)
                                                   ------------

            Net  deferred  taxes                   $         -
                                                   ============

      The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as their realization is dependent on future taxable income.