Form 10KSB, Exhibit 13
period 2002-12-31
WEST METRO FINANCIAL SERVICES INC
filed 2003-03-31
CIK 1157294

EXHIBIT 13.1






                       WEST METRO FINANCIAL SERVICES, INC.


                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
West Metro Financial Services, Inc.
Dallas, Georgia

We have audited the accompanying consolidated balance sheets of West Metro Financial Services, Inc. and subsidiary as of December 31, 2002 and 2001, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the year ended December 31, 2002 and the period from May 9, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Metro Financial Services, Inc. and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for the year ended December 31, 2002 and the period from May 9, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




                                   /s/  PORTER  KEADLE  MOORE,  LLP




Atlanta, Georgia
January 10, 2003

                              WEST METRO FINANCIAL SERVICES, INC.

                                  CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31, 2002 AND 2001


                                                                          2002         2001
                                                                      ------------  ----------
                                           Assets
                                           ------
Cash and due from banks                                               $   587,257       4,044
Federal funds sold                                                      1,710,000           -
                                                                      ------------  ----------

    Cash and cash equivalents                                           2,297,257       4,044

Restricted assets consisting of cash and U.S. agency note                       -   3,308,150
Investment securities available-for-sale                                1,795,320           -
Other investments                                                         325,850           -
Deferred offering costs                                                         -      97,449
Loans, net                                                             39,212,970           -
Premises and equipment, net                                             2,050,123     260,504
Accrued interest receivable and other assets                              305,745      35,134
                                                                      ------------  ----------

                                                                      $45,987,265   3,705,281
                                                                      ============  ==========

                           Liabilities and Shareholders' Equity
                           ------------------------------------

Liabilities:
  Deposits:
      Noninterest-bearing demand                                      $ 1,949,670           -
      Interest-bearing demand                                          11,664,692           -
      Savings                                                             996,258           -
      Time                                                             20,109,133           -
                                                                      ------------  ----------

    Total deposits                                                     34,719,753           -

  Accrued interest payable and other liabilities                          144,430      26,500
  Subscribers' deposits                                                         -   3,308,150
  Advances payable to organizers                                                -     140,000
  Line of credit                                                                -     482,804
                                                                      ------------  ----------

    Total liabilities                                                  34,864,183   3,957,454
                                                                      ------------  ----------

Shareholders' equity:
  Preferred stock, no par value; 2,000,000 shares authorized;
    no shares issued and outstanding                                            -           -
  Common stock, $1.00 par value; 10,000,000 shares authorized;
    1,200,000 shares issued and outstanding in 2002 and 1 share
    issued and outstanding in 2001                                      1,200,000           1
  Additional paid-in capital                                           10,686,036           9
  Accumulated deficit                                                    (777,093)   (252,183)
  Accumulated other comprehensive income                                   14,139           -
                                                                      ------------  ----------

    Total shareholders' equity                                         11,123,082    (252,173)
                                                                      ------------  ----------

                                                                      $45,987,265   3,705,281
                                                                      ============  ==========

See accompanying notes to consolidated financial statements.

                            WEST METRO FINANCIAL SERVICES, INC.

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                            FOR THE YEAR ENDED DECEMBER 31, 2002
              AND THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                                       2002         2001
                                                                  --------------  ---------
Interest income:
  Interest and fees on loans                                      $   1,411,462          -
  Interest and dividends on investment securities                       110,114      2,276
  Interest on Federal funds sold                                         51,672          -
  Interest on interest-bearing  deposits                                  2,221      2,475
                                                                  --------------  ---------

  Total interest income                                               1,575,469      4,751
                                                                  --------------  ---------

Interest expense:
  Interest expense on deposits                                          424,357          -
  Other interest expense                                                  6,867      4,828
                                                                  --------------  ---------

  Total interest expense                                                431,224      4,828
                                                                  --------------  ---------

  Net interest income (expense)                                       1,144,245        (77)

Provision for loan losses                                               500,000          -
                                                                  --------------  ---------

  Net interest income (expense) after provision for loan losses         644,245        (77)
                                                                  --------------  ---------

Other income:
  Service charges and fees on deposit accounts                           26,704          -
  Discount brokers fees                                                  54,508          -
  Residential mortgage origination fees                                 197,106          -
  Other operating income                                                 33,909          -
                                                                  --------------  ---------

    Total other income                                                  312,227          -
                                                                  --------------  ---------

Other expense:
  Salaries and employee benefits                                        996,040    133,641
  Net occupancy and equipment                                           115,524      5,133
  Other operating                                                       369,818    113,332
                                                                  --------------  ---------

    Total other expense                                               1,481,382    252,106
                                                                  --------------  ---------

    Net loss                                                      $    (524,910)  (252,183)
                                                                  ==============  =========

    Basic and diluted loss per share                              $        (.44)      (.21)
                                                                  ==============  =========

See accompanying notes to consolidated financial statements.

                                 WEST METRO FINANCIAL SERVICES, INC.

                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 FOR THE YEAR ENDED DECEMBER 31, 2002
                   AND THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                                            Accumulated
                                                Additional                     Other
                                     Common       Paid-in    Accumulated   Comprehensive
                                      Stock       Capital      Deficit        Income         Total
                                   -----------  -----------  ------------  -------------  -----------
Balance, May 9, 2001               $        -            -             -               -           -

Issuance of common stock
 to organizer                               1            9             -               -          10

Net loss                                    -            -      (252,183)              -    (252,183)
                                   -----------  -----------  ------------  -------------  -----------

Balance, December 31, 2001                  1            9      (252,183)              -    (252,173)

Redemption of organizing share
 of stock                                  (1)          (9)            -               -         (10)

Sale of common stock, net of
 offering expenses of $113,964      1,200,000   10,686,036             -               -  11,886,036

Net loss                                    -            -      (524,910)              -    (524,910)

Change in unrealized gain
on securities available-for-sale,
net of tax                                  -            -             -          14,139      14,139
                                   -----------  -----------  ------------  -------------  -----------

Balance, December 31, 2002         $1,200,000   10,686,036      (777,093)         14,139  11,123,082
                                   ===========  ===========  ============  =============  ===========

See accompanying notes to consolidated financial statements.

                      WEST METRO FINANCIAL SERVICES, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2002
        AND THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                         2002       2001
                                                      ----------  ---------
Net loss                                              $(524,910)  (252,183)
Other comprehensive income, net of tax:
  Unrealized gains on investment
   securities available-for-sale:
      Unrealized gains arising during the period         22,805          -
      Income tax expense related to unrealized gains
       on investment securities available-for-sale       (8,666)         -
                                                      ----------  ---------

Other comprehensive income                               14,139          -
                                                      ----------  ---------

Comprehensive loss                                    $(510,771)  (252,183)
                                                      ==========  =========

See accompanying notes to consolidated financial statements.

                        WEST METRO FINANCIAL SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FOR THE YEAR ENDED DECEMBER 31, 2002
         AND THE PERIOD FROM MAY 9, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                             2002          2001
                                                         -------------  ----------
Cash flows from operating activities:
  Net loss                                               $   (524,910)   (252,183)
    Adjustments to reconcile net loss to
      net cash used by operating activities:
        Provision for loan losses                             500,000           -
        Depreciation, amortization and accretion               84,706           -
        Change in:
          Other assets                                       (270,611)    (35,134)
          Other liabilities                                   109,264      26,500
                                                         -------------  ----------

            Net cash used by operating activities            (101,551)   (260,817)
                                                         -------------  ----------

Cash flows from investing activities:
  Proceeds from maturities and paydowns
    of investment securities available-for-sale            12,350,420           -
  Purchases of investment securities available-for-sale   (14,114,818)          -
  Purchases of other investments                             (325,850)          -
  Net change in loans                                     (39,712,970)          -
  Purchases of premises and equipment                      (1,882,442)   (260,504)
                                                         -------------  ----------

            Net cash used by investing activities         (43,685,660)   (260,504)
                                                         -------------  ----------

Cash flows from financing activities:
  Net change in deposits                                   34,719,753           -
  Change in advances payable to organizers                   (140,000)    140,000
  Change in line of credit                                   (482,804)    482,804
  Proceeds from sale of common stock                       12,000,000          10
  Deferred offering costs                                     (16,515)    (97,449)
  Redemption of organizing share of stock                         (10)          -
                                                         -------------  ----------

            Net cash provided by financing activities      46,080,424     525,365
                                                         -------------  ----------

Net change in cash and cash equivalents                     2,293,213       4,044

Cash and cash equivalents at beginning of the period            4,044           -
                                                         -------------  ----------

Cash and cash equivalents at end of the period           $  2,297,257       4,044
                                                         =============  ==========

Noncash investing and financing activities:
  Change in unrealized gain on securities
    available-for-sale, net of tax                       $     14,139           -
  Change in restricted assets and subscribers' deposits  $ (3,308,150)  3,308,150

Supplemental Information:
  Interest paid                                          $    405,205       4,828

See accompanying notes to consolidated financial statements.

                       WEST METRO FINANCIAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation
     ---------------------
     The consolidated financial statements include the accounts of West Metro Financial Services, Inc. (the "Company") and its wholly owned subsidiary, First National Bank West Metro (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company raised $11,886,036, net of offering expenses of $113,964, through the sale of 1,200,000 shares of its $1 par value common stock at $10.00 per share and was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on March 25, 2002 upon receipt of its banking charter from the Office of the Comptroller of Currency ("OCC"). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout Paulding and Douglas Counties in Georgia.

     Operations through March 25, 2002 related primarily to expenditures by the organizers for incorporating and organizing the Company. The Company was reported on as a development stage corporation for the period ended December 31, 2001.

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

     Cash and Cash Equivalents
     -------------------------
     Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment Securities
     ---------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2002, all securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other Investments
     -----------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

                       WEST METRO FINANCIAL SERVICES, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Loans and Allowance for Loan Losses
     -----------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Premises and Equipment
     ----------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed over the following estimated useful lives:

          Land improvements                 20 years
          Building and improvements  10 - 27.5 years
          Furniture and equipment        3 - 7 years

     Income Taxes
     ------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

                       WEST METRO FINANCIAL SERVICES, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Line of Credit and Advances Payable to Organizers
     -------------------------------------------------
     Organization, offering and pre-opening costs, as well as costs for modification of the buildings, incurred prior to opening for business were funded under a line of credit and from advances payable to the organizers. The line of credit, which was guaranteed by the organizers, and the advances were repaid upon consummation of the stock offering.

     Net Earnings (Loss) Per Share
     -----------------------------
     Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both "earnings per share" and "diluted earnings per share" is required.

     For 2002, the potential effect of outstanding options would be anti-dilutive, and therefore is not presented. Antidilutive potential common stock issuances totaled 321,000 as of December 31, 2002.

     For 2002 and 2001, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering (1,200,000), which are considered outstanding for all periods presented.

     Stock-Based Compensation
     ------------------------
     At December 31, 2002, the Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement of Financing Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2002.

     Net loss as reported                                $   (524,910)

     Deduct: Total stock-based employee compensation
       expense determined under fair-value based method
       for all awards                                        (341,330)
                                                         -------------

     Pro forma net loss                                  $   (866,240)
                                                         =============
     Basic and diluted loss per share:

       As reported                                       $       (.44)
                                                         =============

       Pro forma                                         $       (.72)
                                                         =============

                       WEST METRO FINANCIAL SERVICES, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Restricted Assets and Subscribers' Deposits
     -------------------------------------------
     Restricted assets of $3,308,150 at December 31, 2001 consisted of cash and U.S. agency notes and represent amounts deposited by the Company in connection with its initial offering. Subscribers' deposits represented amounts deposited with the Company by potential common stockholders.

(2)  INVESTMENT SECURITIES
     Investment securities available-for-sale at December 31, 2002 are as follows:

                                               Gross       Gross     Estimated
                                 Amortized  Unrealized   Unrealized    Fair
                                   Cost        Gains       Losses      Value
                                 ----------  ----------  ---------  ---------

     Mortgage backed securities  $1,772,515      22,805          -  1,795,320
                                 ==========  ==========  =========  =========

     As of December 31, 2002, the Company's available-for-sale portfolio consisted entirely of mortgage-backed securities; therefore, contractual maturities are not reported. There were no sales of securities available-for-sale during 2002 or 2001.

(3)  LOANS
     Major classifications of loans at December 31, 2002 are summarized as follows:

       Commercial, financial and agricultural  $ 1,649,160
       Real estate - mortgage                    7,909,475
       Real estate - construction               29,440,594
       Consumer                                    713,741
                                               -----------

                                                39,712,970
       Less:   Allowance for loan losses           500,000
                                               -----------

                                               $39,212,970
                                               ===========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Paulding and Douglas Counties in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     The Bank provided $500,000 for the year ended December 31, 2002 to the allowance for loan losses for potential problem loans.

(4)  PREMISES AND EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2002 are summarized as follows:

             Land                                      $  897,487
             Land improvements                            233,720
             Building and improvements                    195,236
             Furniture and equipment                      444,062
             Construction in process                      372,441
                                                       ----------

                                                        2,142,946
             Less: Accumulated depreciation                92,823
                                                       ----------

                                                       $2,050,123
                                                       ==========

     Depreciation expense amounted to $92,823 in 2002.

                       WEST METRO FINANCIAL SERVICES, INC.

(5)  DEPOSITS
     Time deposits in excess of $100,000 totaled $11,259,441 as of December 31, 2002.

     At December 31, 2002, contractual maturities of time deposits are summarized as follows:

          2003                                                 $10,382,097
          2004                                                   8,354,696
          2005                                                   1,159,216
          2006                                                      12,180
          2007                                                     200,944
                                                               -----------

                                                               $20,109,133
                                                               ===========


(6)  BROKERED DEPOSITS
     At December 31, 2002 the Company held $6,008,000 in certificates of deposit, obtained through the efforts of third party brokers. The daily average of such agreements totaled $2,834,592. The weighted average cost during 2002 was 2.83%, while the weighted average cost at December 31, 2002 was 2.78%. These deposits have maturity dates ranging from June 5, 2003 to July 23, 2004.

(7)  INCOME TAXES
     The components of income tax (benefit) expense for the years ended December 31, 2002 and 2001, are as follows:

                                                            2002       2001
                                                         ----------  --------
     Current                                             $  10,321         -
     Deferred                                             (212,765)  (95,830)
     Change in valuation allowance                         202,444    95,830
                                                         ----------  --------
                                                         $       -         -
                                                         ==========  ========

     The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2002 and 2001, is as follows:

                                                            2002       2001
                                                         ----------  --------
     Pretax loss at statutory rate                       $(178,469)  (85,742)
     State income tax benefit, net                         (20,996)  (10,088)
     Change in valuation allowance                         202,444    95,830
     Other                                                  (2,979)        -
                                                         ----------  --------
                                                         $       -         -
                                                         ==========  ========

                       WEST METRO FINANCIAL SERVICES, INC.

(7)  INCOME TAXES, CONTINUED INCOME TAXES(7) INCOME TAXES
     The following summarizes the components of deferred taxes at December 31, 2002 and 2001.

                                                            2002        2001
                                                         -----------  --------
     Deferred income tax assets:
       Allowance for loan losses                         $  178,439         -
       Pre-opening expenses                                 123,394    93,995
       Premises and equipment                                 6,762         -
       Operating loss carryforwards                               -     1,835
                                                         -----------  --------

     Total gross deferred income tax assets                 308,595    95,830
     Less valuation allowance                              (298,274)  (95,830)
                                                         -----------  --------

     Total deferred tax assets                               10,321         -
                                                         -----------  --------

     Deferred income tax liability consisting of
       unrealized gain on securities available-for-sale       8,667         -
                                                         -----------  --------

     Net deferred tax assets                             $    1,654         -
                                                         ===========  ========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

(8)  COMMITMENTS
     The Company entered into employment agreements with its President, Chief Executive Officer, Chief Financial Officer, and Senior Vice President. These agreements have terms from three to five years, provide for a base salary, incentive bonuses, stock options and other perquisites commensurate with their employment.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                       WEST METRO FINANCIAL SERVICES, INC.

(8)  COMMITMENTS, CONTINUED

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. All standby letters of credit are secured at December 31, 2002.

     Financial instruments whose contract amounts
       represent credit risk (in thousands):
         Commitments to extend credit                   $ 10,458
           Standby letters of credit                    $    127

(9)  EMPLOYEE AND DIRECTOR BENEFIT PLANS
     The Company sponsors an employee stock incentive plan. The plan was adopted for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 55,000 shares were reserved for possible issuance under the plan. The options generally vest over a three-year period and expire after ten years.

     In connection with the Company's formation and initial offering, 300,000 warrants for shares were issued to the organizers. The warrants were issued at the initial offering price of $10 share and vest evenly over a three-year period. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director.

     The fair value of each option and warrant is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: dividend yield of 0%; risk free interest rate of 4% and an expected life of ten years.

     A summary of activity in the directors' warrants and stock option plans for the year ended December 31, 2002 is presented below:

                                                            Weighted Average
                                               Shares       Price Per Share
                                          ----------------  ----------------

          Outstanding, beginning of year                 -  $              -
          Granted during the year                  321,000             10.00
                                          ----------------  ----------------

          Outstanding, end of year                 321,000  $          10.00
                                          ================  ================

          Exercisable at year end                        -  $          10.00
                                          ================  ================

     As of December 31, 2002, no options or warrants are exercisable. The weighted average grant-date fair value of options and warrants granted in 2002 was $3.19. The options and warrants have a weighted average remaining contractual life of approximately nine years as of December 31, 2002.

(10) SHAREHOLDERS' EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

                       WEST METRO FINANCIAL SERVICES, INC.

(11) RELATED PARTY TRANSACTIONS
     The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2002, there were approximately $5,526,000 of related party deposits. Following is a summary of related party loans:


          New Loans/Advances                     $6,106,893
          Less: Repayments                          919,368
                                                 ----------

          Balance at December 31, 2002           $5,187,525
                                                 ==========


(12) MISCELLANEOUS OPERATING EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:


                                         2002    2001
                                      -------  ------
          Supplies                    $40,647   2,468
          Advertising                 $30,056  12,566
          Public relations            $20,731   1,008
          Professional fees           $82,436  66,719


(13) REGULATORY MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                       WEST METRO FINANCIAL SERVICES, INC.

(13) REGULATORY MATTERS, CONTINUED
     The actual capital amounts (in thousands) and ratios are also presented in the table below.

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                             For Capital            Prompt Corrective
                                                    Actual                Adequacy Purposes         Action Provisions
                                          --------------------------  -------------------------  -----------------------
                                             Amount         Ratio        Amount        Ratio        Amount        Ratio
                                          ------------  ------------  -----------  ------------  -----------  ----------
AS OF DECEMBER 31, 2002
Total Capital (to Risk Weighted Assets)
  Consolidated                            $     11,609        28.19%        3,294            8%          N/A        N/A
  Bank                                    $     11,234        27.28%        3,294            8%        4,118        10%
Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                            $     11,109        26.98%        1,647            4%          N/A        N/A
  Bank                                    $     10,734        26.07%        1,647            4%        2,471         6%
Tier 1 Capital (to Average Assets)
  Consolidated                            $     11,109        26.02%        1,708            4%          N/A        N/A
  Bank                                    $     10,734        25.14%        1,708            4%        2,135         5%

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.


(14) WEST METRO FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                   Balance Sheets

                             December 31, 2002 and 2001

                                       Assets
                                       ------

                                                               2002         2001
                                                            -----------  ----------
Cash and interest-bearing deposits                          $   375,538      4,044
Restricted assets consisting of cash and U.S. agency note             -  3,308,150
Deferred offering costs                                               -     97,449
Building and equipment                                                -    260,504
Investment in Bank                                           10,747,544          -
Other assets                                                          -     35,134
                                                            -----------  ----------

                                                            $11,123,082  3,705,281
                                                            ===========  ==========

                  Liabilities and Shareholders' Equity (Deficit)
                  -----------------------------------------------

Subscribers deposits                                        $         -  3,308,150
Other liabilities                                                     -     26,500
Advances payable to organizers                                        -    140,000
Line of credit                                                        -    482,804
                                                            -----------  ----------
          Total liabilities                                           -  3,957,454
                                                            -----------  ----------
Shareholders' equity (deficit)                               11,123,082   (252,173)
                                                            -----------  ----------

                                                            $11,123,082  3,705,281
                                                            ===========  ==========

                       WEST METRO FINANCIAL SERVICES, INC.

(14) WEST METRO FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                               Statements of Operations

                      For the Year Ended December 31, 2002
        and the Period from May 9, 2001 (inception) to December 31, 2001


                                         2002       2001
                                      ----------  ---------
Interest income                       $  20,240      4,751
Interest expense                         (6,867)    (4,828)
Other operating expense                  (6,295)  (252,106)
                                      ----------  ---------

Earning (loss) before equity in
 undistributed loss of Bank               7,078   (252,183)

Equity in undistributed loss of Bank   (531,988)         -
                                      ----------  ---------

Net loss                              $(524,910)  (252,183)
                                      ==========  =========

                       WEST METRO FINANCIAL SERVICES, INC.

(14) WEST METRO FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                     Statements of Cash Flows

                               For the Year Ended December 31, 2002
                 and the Period from May 9, 2001 (inception) to December 31, 2001


                                                                             2002         2001
                                                                         -------------  ---------
Cash flows from operating activities:
 Net loss                                                                $   (524,910)  (252,183)
 Adjustments to reconcile net loss to net cash
   provided (used) by operating activities:
     Equity in undistributed loss of Bank                                     531,988          -
     Change in other                                                            8,634     (8,634)
                                                                         -------------  ---------

             Net cash provided (used) by operating activities                  15,712   (260,817)
                                                                         -------------  ---------

Cash flows from investing activities:
 Capital infusion into Bank                                               (11,004,889)         -
 Purchase of building and equipment                                                 -   (260,504)
                                                                         -------------  ---------

             Net cash used in investing activities                        (11,004,889)  (260,504)
                                                                         -------------  ---------

Cash flows from financing activities:
 Change in line of credit                                                    (482,804)   482,804
 Change in advances payable to organizers                                    (140,000)   140,000
 Proceeds from sale of common stock                                        12,000,000         10
 Deferred offering costs                                                      (16,515)   (97,449)
 Redemption of organizing share of stock                                          (10)         -
                                                                         -------------  ---------

             Net cash provided by financing activities                     11,360,671    525,365
                                                                         -------------  ---------

Net increase in cash                                                          371,494      4,044

Cash at beginning of period                                                     4,044          -
                                                                         -------------  ---------

Cash at end of year                                                      $    375,538      4,044
                                                                         =============  =========

Supplemental schedule of noncash financing and investing activities:
 Change in unrealized gain on securities available-for-sale, net of tax  $     14,139          -
 Transfer of building and equipment to Bank                              $    260,504          -

Supplemental disclosures of cash flow information:
 Cash paid during the year for interest                                  $      6,867      4,828

                       WEST METRO FINANCIAL SERVICES, INC.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

          Cash and Cash Equivalents
          -------------------------
          For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          Investment Securities Available-for-Sale
          ----------------------------------------
          Fair values for investment securities available-for-sale are based on quoted market prices.

          Other Investments
          -----------------
          For other investments, the carrying value is a reasonable estimate of fair value.

          Loans
          -----
          The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

          Deposits
          --------
          The fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

          Short-term Borrowings
          ---------------------
          For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

          Commitments to Extend Credit and Standby Letters of Credit
          ----------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are made using variable rates, the fair value of such items is not considered material.

          Limitations
          -----------
          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without

                       WEST METRO FINANCIAL SERVICES, INC.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

          The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                     2002                   2001
                                           -----------------------  ---------------------
                                            Carrying    Estimated   Carrying   Estimated
                                             Amount     Fair Value   Amount    Fair Value
                                           -----------  ----------  ---------  ----------
Assets:
 Cash and cash equivalents                 $ 2,297,257   2,297,257      4,044       4,044
 Restricted assets consisting of cash and
   U.S. agency note                                  -           -  3,308,150   3,308,150
 Investment securities available-for-sale    1,795,320   1,795,320          -           -
 Other investments                             325,850     325,850          -           -
 Loans, net                                 39,212,970  39,232,682          -           -

Liabilities:
 Deposits                                  $34,719,753  34,876,189          -           -
 Subscribers deposits                                -           -  3,308,150   3,308,150
 Advances payable to organizers                      -           -    140,000     140,000
 Line of credit                                      -           -    482,804     482,804