Form 10KSB, Exhibit 13
period 2003-12-31
WEST METRO FINANCIAL SERVICES INC
filed 2004-03-30
CIK 1157294

EXHIBIT 13.1



                       WEST METRO FINANCIAL SERVICES, INC.


                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To  the  Board  of  Directors
West  Metro  Financial  Services,  Inc.
Dallas,  Georgia

We have audited the accompanying consolidated balance sheets of West Metro Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Metro Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



                                        /s/PORTER  KEADLE  MOORE,  LLP



Atlanta,  Georgia
January  23,  2004


                              WEST METRO FINANCIAL SERVICES, INC.

                                  CONSOLIDATED BALANCE SHEETS

                         FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                          2003         2002
                                                                      ------------  -----------
                                           Assets
                                           ------

Cash and due from banks                                               $   812,968      587,257
Federal funds sold                                                              -    1,710,000
                                                                      ------------  -----------

   Cash and cash equivalents                                              812,968    2,297,257

Investment securities available-for-sale                                2,016,021    1,795,320
Other investments                                                         379,250      325,850
Loans, net                                                             65,720,988   39,212,970
Premises and equipment, net                                             2,196,259    2,050,123
Accrued interest receivable and other assets                              654,072      305,745
                                                                      ------------  -----------

                                                                      $71,779,558   45,987,265
                                                                      ============  ===========

                            Liabilities and Shareholders' Equity
                            ------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing demand                                        $ 5,238,674    1,949,670
    Interest-bearing demand                                            13,481,023   11,664,692
    Savings                                                            13,590,427      996,258
    Time                                                               26,864,455   20,109,133
                                                                      ------------  -----------

      Total deposits                                                   59,174,579   34,719,753

    Federal funds purchased                                             1,003,000            -
    Accrued interest payable and other liabilities                        121,673      144,430
                                                                      ------------  -----------

      Total liabilities                                                60,299,252   34,864,183
                                                                      ------------  -----------

Shareholders' equity:
    Preferred stock, no par value; 2,000,000 shares authorized;
      no shares issued and outstanding                                          -            -
    Common stock, $1.00 par value; 10,000,000 shares authorized;
      1,200,000 shares issued and outstanding                           1,200,000    1,200,000
    Additional paid-in capital                                         10,686,036   10,686,036
    Accumulated deficit                                                  (406,619)    (777,093)
    Accumulated other comprehensive income                                    889       14,139
                                                                      ------------  -----------

      Total shareholders' equity                                       11,480,306   11,123,082
                                                                      ------------  -----------

                                                                      $71,779,558   45,987,265
                                                                      ============  ===========

See  accompanying  notes  to  consolidated  financial  statements.

                        WEST METRO FINANCIAL SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS

                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                            2003           2002
                                                          ----------------  ----------
Interest income:
    Interest and fees on loans                            $     3,522,574   1,411,462
    Interest and dividends on investment securities                71,883     110,114
    Interest on Federal funds sold                                 51,854      51,672
    Interest on interest-bearing  deposits                              -       2,221
                                                          ----------------  ----------

    Total interest income                                       3,646,311   1,575,469
                                                          ----------------  ----------

Interest expense:
    Interest expense on deposits                               1,262,310     424,357
    Other interest expense                                           321       6,867
                                                          ----------------  ----------

    Total interest expense                                      1,262,631     431,224
                                                          ----------------  ----------

    Net interest income                                         2,383,680   1,144,245

Provision for loan losses                                         402,626     500,000
                                                          ----------------  ----------

    Net interest income after provision for loan losses         1,981,054     644,245
                                                          ----------------  ----------

Other income:
    Service charges and fees on deposit accounts                   64,688      26,704
    Discount brokerage fees                                         4,191      54,508
    Residential mortgage origination fees                         398,181     197,106
    Other operating income                                         59,679      33,909
                                                          ----------------  ----------

        Total other income                                        526,739     312,227
                                                          ----------------  ----------

Other expense:
    Salaries and employee benefits                              1,531,592     996,040
    Net occupancy and equipment                                   261,723     115,524
    Other operating                                               589,231     369,818
                                                          ----------------  ----------

        Total other expense                                     2,382,546   1,481,382
                                                          ----------------  ----------

        Earnings (loss) before income taxes                       125,247    (524,910)

    Income tax benefit                                           (245,227)          -
                                                          ----------------  ----------

        Net earnings (loss)                               $       370,474    (524,910)
                                                          ================  ==========

        Basic and diluted earnings (loss) per share       $           .31        (.44)
                                                          ================  ==========

See  accompanying  notes  to  consolidated  financial  statements.

                                   WEST METRO FINANCIAL SERVICES, INC.

                        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                              FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                               Accumulated
                                                  Additional                      Other
                                      Common        Paid-in     Accumulated   Comprehensive
                                       Stock        Capital       Deficit         Income         Total
                                    -----------  -------------  ------------  --------------  -----------
Balance, December 31, 2001          $        1              9      (252,183)              -     (252,173)

Redemption of organizing share
  of stock                                  (1)            (9)            -               -          (10)
Sale of common stock, net of
  offering expenses of $113,964      1,200,000     10,686,036             -               -   11,886,036
Net loss                                     -              -      (524,910)              -     (524,910)
Change in unrealized gain
  on securities available-for-sale,
  net of tax                                 -              -             -          14,139       14,139
                                    -----------  -------------  ------------  --------------  -----------

Balance, December 31, 2002           1,200,000     10,686,036      (777,093)         14,139   11,123,082

Net earnings                                 -              -       370,474               -      370,474
Change in unrealized gain
  on securities available-for-sale,
  net of tax                                 -              -             -         (13,250)     (13,250)
                                    -----------  -------------  ------------  --------------  -----------

Balance, December 31, 2003          $1,200,000     10,686,036      (406,619)            889   11,480,306
                                    ===========  =============  ============  ==============  ===========

See  accompanying  notes  to  consolidated  financial  statements.

                       WEST METRO FINANCIAL SERVICES, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                   2003       2002
                                                                 ---------  ---------
Net earnings (loss)                                              $370,474   (524,910)
Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on investment
    securities available-for-sale:
      Unrealized gains (losses) arising during the period         (21,371)    22,805
      Income tax benefit (expense) related to unrealized gains
      (losses) on investment securities available-for-sale          8,121     (8,666)
                                                                 ---------  ---------

Other comprehensive income (loss)                                 (13,250)    14,139
                                                                 ---------  ---------

Comprehensive income (loss)                                      $357,224   (510,771)
                                                                 =========  =========

See  accompanying  notes  to  consolidated  financial  statements.

                         WEST METRO FINANCIAL SERVICES, INC.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                     2003           2002
                                                                --------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                           $     370,474      (524,910)
    Adjustments to reconcile net earnings (loss) to
      net cash provided (used) by operating activities:
        Provision for loan losses                                     402,626       500,000
        Provision for deferred taxes                                 (294,256)            -
        Depreciation, amortization and accretion                      204,223        84,706
        Change in:
          Accrued interest receivable and other assets                (45,236)     (270,611)
          Accrued interest payable and other liabilities              (23,470)      109,264
                                                                --------------  ------------

            Net cash provided (used) by operating activities          614,421      (101,551)
                                                                --------------  ------------

Cash flows from investing activities:
  Proceeds from maturities and paydowns
    of investment securities available-for-sale                       746,333    12,350,420
  Purchases of investment securities available-for-sale              (999,375)  (14,114,818)
  Proceeds from the sale of other investments                           3,300             -
  Purchases of other investments                                      (56,700)     (325,850)
  Net change in loans                                             (26,910,704)  (39,712,970)
  Purchases of premises and equipment                                (339,389)   (1,882,442)
                                                                --------------  ------------

            Net cash used by investing activities                 (27,556,535)  (43,685,660)
                                                                --------------  ------------

Cash flows from financing activities:
  Net change in deposits                                           24,454,825    34,719,753
  Net change in federal funds purchased                             1,003,000             -
  Change in advances payable to organizers                                  -      (140,000)
  Change in line of credit                                                  -      (482,804)
  Proceeds from sale of common stock                                        -    12,000,000
  Deferred offering costs                                                   -       (16,515)
  Redemption of organizing share of stock                                   -           (10)
                                                                --------------  ------------

            Net cash provided by financing activities              25,457,825    46,080,424
                                                                --------------  ------------

Net change in cash and cash equivalents                            (1,484,289)    2,293,213

Cash and cash equivalents at beginning of the year                  2,297,257         4,044
                                                                --------------  ------------

Cash and cash equivalents at end of the year                    $     812,968     2,297,257
                                                                ==============  ============

Noncash investing and financing activities:
  Change in unrealized gain on securities
    available-for-sale, net of tax                              $     (13,250)       14,139
  Change in restricted assets and subscribers' deposits         $           -    (3,308,150)

Supplemental information:
  Interest paid                                                 $   1,253,690       405,205
  Income taxes paid                                             $     102,100             -

See  accompanying  notes  to  consolidated  financial  statements.

                       WEST METRO FINANCIAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis  of  Presentation
     -----------------------
     The consolidated financial statements include the accounts of West Metro Financial Services, Inc. (the "Company") and its wholly owned subsidiary, First National Bank West Metro (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003, all securities are classified as available-for-sale.

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

     Other  Investments
     ------------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

                       WEST METRO FINANCIAL SERVICES, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

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

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed over the following estimated useful lives:

          Land improvements                    20 years
          Building and improvements     10 - 27.5 years
          Furniture and equipment           3 - 7 years

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

                       WEST METRO FINANCIAL SERVICES, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings (loss) per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both "earnings per share" and "diluted earnings per share" is required.

     For 2003, the outstanding potential common shares (warrants and options) would not change basic earnings per share. For 2002, the potential effect of outstanding options would be anti-dilutive, and therefore is not presented. Antidilutive potential common stock issuances totaled 321,000 as of December 31, 2002.

     Stock-Based  Compensation
     -------------------------
     At December 31, 2003, the Company sponsors stock-based compensation plans, which are described more fully in Note 8. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Statement of Financing Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2003.

                                                              2003         2002
                                                          -------------  ---------
     Net earnings (loss) as reported                      $    370,474   (524,910)
     Deduct: Total stock-based employee compensation
       expense determined under fair-value based method
       for all awards                                         (101,203)  (341,330)
                                                          -------------  ---------
     Pro forma net earnings (loss)                        $    269,271   (866,240)
                                                          =============  =========
     Basic and diluted earnings (loss) per share:
       As reported                                        $        .31       (.44)
                                                          =============  =========
       Pro forma                                          $        .22       (.72)
                                                          =============  =========

(2)  INVESTMENT  SECURITIES
     Investment securities available-for-sale at December 31, 2003 and 2002 are as follows:


                                              December 31, 2003
                            -----------------------------------------------------
                                                  Gross       Gross     Estimated
                                Amortized       Unrealized  Unrealized    Fair
                                   Cost           Gains       Losses      Value
                            ------------------  ----------  ----------  ---------
U.S. Government agencies    $          999,386       2,801           -  1,002,188
Mortgage-backed securities           1,015,200         612       1,978  1,013,833
                            ------------------  ----------  ----------  ---------

                            $        2,014,586       3,413       1,978  2,016,021
                            ==================  ==========  ==========  =========

                                              December 31, 2002
                            -----------------------------------------------------
                                                   Gross       Gross    Estimated
                                Amortized       Unrealized  Unrealized    Fair
                                   Cost            Gains      Losses      Value
                            ------------------  ----------  ----------  ---------

Mortgage-backed securities  $        1,772,515      22,805           -  1,795,320
                            ==================  ==========  ==========  =========

                       WEST METRO FINANCIAL SERVICES, INC.

(2)  INVESTMENT  SECURITIES,  CONTINUED
     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or repay certain obligations with or without call or prepayment penalties. Therefore these securities are not included in the maturity categories.

                                 Amortized   Estimated
                                    Cost     Fair Value
                                 ----------  ----------
     U.S. Government agencies:
        1 to 5 years             $  999,386   1,002,188
     Mortgage-backed securities   1,015,200   1,013,833
                                 ----------  ----------

                                 $2,014,586   2,016,021
                                 ==========  ==========

     There  were  no sales of securities available-for-sale during 2003 or 2002.

     Securities with a carrying value of approximately $140,000 as of December 31, 2003 were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

                                                 2003         2002
                                              -----------  ----------
      Commercial, financial and agricultural  $ 4,358,819   1,649,160
      Real estate - mortgage                   26,046,960   7,909,475
      Real estate - construction               34,249,152  29,440,594
      Consumer                                  1,965,424     713,741
                                              -----------  ----------

                                               66,620,355  39,712,970
      Less:   Allowance for loan losses           899,367     500,000
                                              -----------  ----------

                                              $65,720,988  39,212,970
                                              ===========  ==========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Paulding and Douglas Counties in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     An analysis of the activity in the allowance for loan losses for the years ended December 31, 2003 and 2002 is presented below:

                                        2003      2002
                                      ---------  -------
     Balance at beginning of year     $500,000         -
     Provision charged to operations   402,626   500,000
     Loans charged off                  (4,941)        -
     Recoveries                          1,682         -
                                      ---------  -------

     Balance at end of year           $899,367   500,000
                                      =========  =======

                       WEST METRO FINANCIAL SERVICES, INC.

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2003 and 2002 are summarized as follows:

                                        2003       2002
                                     ----------  ---------
     Land                            $  897,487    897,487
     Land improvements                  241,445    233,720
     Building and improvements          418,681    195,236
     Furniture and equipment            734,804    444,062
     Construction in process            189,917    372,441
                                     ----------  ---------

                                      2,482,334  2,142,946
     Less: Accumulated depreciation     286,075     92,823
                                     ----------  ---------

                                     $2,196,259  2,050,123
                                     ==========  =========

     Depreciation expense amounted to $193,253 and $92,823 in 2003 and 2002, respectively.

(5)  DEPOSITS
     Time deposits in excess of $100,000 totaled $13,703,223 as of December 31, 2003 and $11,259,441 as of December 31, 2002.

     At December 31, 2003, contractual maturities of time deposits are summarized as follows:

          2004       $19,714,145
          2005         5,103,920
          2006           680,423
          2007           705,627
          2008           660,340
                     -----------

                     $26,864,455
                     ===========

     At  December  31, 2003 and 2002 the Company held $6,245,385 and $6,008,000, respectively, in certificates of deposit obtained through the efforts of third party brokers. The daily average of such agreements totaled $3,357,727 and $2,834,592 in 2003 and 2002, respectively. The weighted average cost during 2003 was 3.06%, while the weighted average cost at December 31, 2003 was 2.13%. The weighted average cost during 2002 was 2.83% while the weighted average cost at December 31, 2002 was 2.78%. The deposits as of December 31, 2003 have maturity dates ranging from June 4, 2004 to December 27, 2005.

(6)  INCOME  TAXES
     The components of income tax (benefit) expense for the years ended December 31, 2003 and 2002, are as follows:

                                       2003       2002
                                    ----------  ---------
     Current                        $  49,029     10,321
     Deferred                           4,018   (212,765)
     Change in valuation allowance   (298,274)   202,444
                                    ----------  ---------
                                    $(245,227)         -
                                    ==========  =========

                       WEST METRO FINANCIAL SERVICES, INC.

(6)  INCOME  TAXES,  CONTINUED
     The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings (loss) before taxes for the years ended December 31, 2003 and 2002 is as follows:

                                                 2003       2002
                                              ----------  ---------
     Pretax income (loss) at statutory rate   $  42,584   (178,469)
     State income tax expense (benefit), net      5,010    (20,996)
     Change in valuation allowance             (298,274)   202,444
     Other                                        5,453     (2,979)
                                              ----------  ---------
                                              $(245,227)         -
                                              ==========  =========

     The following summarizes the components of deferred taxes at December 31, 2003 and 2002.

                                                            2003      2002
                                                          --------  ---------
      Deferred income tax assets:
        Allowance for loan losses                         $327,660   178,439
        Pre-opening expenses                                94,360   123,394
        Premises and equipment                                   -     6,762
        Other                                                    -     1,835
                                                          --------  ---------

            Total gross deferred income tax assets         422,020   308,595
      Less valuation allowance                                   -  (298,274)
                                                          --------  ---------

            Total deferred income tax assets               422,020    10,321
                                                          --------  ---------

      Deferred income tax liabilities:
        Unrealized gain on securities available-for-sale       545     8,667
        Premises and equipment                             117,443         -
                                                          --------  ---------

            Total deferred income tax liabilities          117,988     8,667
                                                          --------  ---------

            Net deferred income tax assets                $304,032     1,654
                                                          ========  =========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. Prior to 2003, a valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets was dependent on future taxable income. During 2003, the Company determined that the realization of the net deferred asset was more likely than not; therefore, the valuation allowance was eliminated.

(7)  COMMITMENTS
     The Company entered into employment agreements with its President, Chief Executive Officer, Chief Financial Officer, and Senior Vice President. These agreements have terms from three to five years, provide for a base salary, incentive bonuses, stock options and other perquisites commensurate with their employment.

     At December 31, 2003, the Bank has engaged a general contractor to build its permanent main office. The total commitment amount of this contract is approximately $2,500,000, of which approximately $190,000 has been paid as of December 31, 2003.

                       WEST METRO FINANCIAL SERVICES, INC.

(7)  COMMITMENTS,  CONTINUED
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. All standby letters of credit are secured at December 31, 2003 and 2002.

                                                      2003        2002
                                                   ----------  ----------
     Financial instruments whose contract amounts
         represent credit risk:
             Commitments to extend credit          $16,454000  10,458,000
             Standby letters of credit             $  627,000     127,000



(8)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS
     Defined  Contribution  Plan
     ---------------------------
     The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of salary income on a pre-tax basis, subject to certain IRS limits. Under the plan, the Company is required to make certain matching contributions and can make additional discretionary contributions, as determined by the Board of Directors. During 2003 and 2002, plan contributions charged to operations were approximately $46,000 and $23,000, respectively.

     Stock  Option  Plan  and  Warrants
     ----------------------------------
     The Company sponsors an employee stock incentive plan. The plan was adopted for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 113,000 shares were reserved for possible issuance under the plan. The options vest over various periods and expire after ten years.

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

                       WEST METRO FINANCIAL SERVICES, INC.

(8)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS,  CONTINUED
     Stock  Option  Plan  and  Warrants,  continued
     ----------------------------------------------
     A summary of activity in the directors' warrants and employee stock option plans for the year ended December 31, 2003 is presented below:

                                           2003                2002
                                     ------------------  ------------------
                                              Weighted            Weighted
                                               Average             Average
                                              Exercise            Exercise
                                     Shares     Price    Shares     Price
                                     -------  ---------  -------  ---------
     Outstanding, beginning of year  321,000  $   10.00        -  $       -
     Granted during the year          59,000      10.00  321,000      10.00
                                     -------             -------

     Outstanding, end of year        380,000      10.00  321,000      10.00
                                     =======             =======

     Exercisable at year end         107,000      10.00        -      10.00
                                     =======             =======

     The weighted average grant-date fair value of options and warrants granted in 2003 and 2002 was $3.19. The fair value of each option and warrant is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: dividend yield of 0%; risk free interest rate of 4% and an expected life of ten years. The employee options and warrants have a weighted average remaining contractual life of approximately eight years as of December 31, 2003.

(9)  SHAREHOLDERS'  EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(10) RELATED  PARTY  TRANSACTIONS
     The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2003, there were approximately $6,530,000 of related party deposits. Following is a summary of related party loans:

      Beginning balance             $ 5,187,525
      New loans/advances              3,834,357
      Repayments                     (4,802,117)
                                    ------------

      Balance at December 31, 2003  $ 4,219,765
                                    ============

(11) MISCELLANEOUS  OPERATING  EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

                     2003     2002
                   --------  ------
Supplies           $ 44,050  40,647
Advertising          20,422  30,056
Public relations     20,856  20,731
Professional fees   125,583  82,436
Data processing      47,482  17,386

                       WEST METRO FINANCIAL SERVICES, INC.

(12) REGULATORY  MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003 and 2002, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The actual capital amounts (in thousands) and ratios are also presented in the table below.

                                                                                      To Be Well
                                                                                   Capitalized Under
                                                                   For Capital     Prompt Corrective
                                                    Actual      Adequacy Purposes  Action Provisions
                                               ---------------  -----------------  -----------------
                                               Amount   Ratio    Amount    Ratio    Amount    Ratio
                                               -------  ------  --------  -------  --------  -------
     AS OF DECEMBER 31, 2003
     Total Capital (to Risk Weighted Assets)
       Consolidated                            $12,312  18.50%     5,323       8%      N/A       N/A
       Bank                                    $11,948  17.95%     5,323       8%     6,656      10%
     Tier 1 Capital (to Risk Weighted Assets)
       Consolidated                            $11,479  17.25%     2,662       4%       N/A      N/A
       Bank                                    $11,116  16.70%     2,662       4%     3,994       6%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $11,479  16.18%     2,839       4%       N/A      N/A
       Bank                                    $11,116  15.66%     2,839       4%     3,548       5%

     AS OF DECEMBER 31, 2002
     Total Capital (to Risk Weighted Assets)
       Consolidated                            $11,609  28.19%     3,294       8%       N/A      N/A
       Bank                                    $11,234  27.28%     3,294       8%     4,118      10%
     Tier 1 Capital (to Risk Weighted Assets)
       Consolidated                            $11,109  26.98%     1,647       4%       N/A      N/A
       Bank                                    $10,734  26.07%     1,647       4%     2,471       6%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $11,109  26.02%     1,708       4%       N/A      N/A
       Bank                                    $10,734  25.14%     1,708       4%     2,135       5%

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 2003, the Bank is substantially restricted from paying dividends to the Company.

                       WEST METRO FINANCIAL SERVICES, INC.

(13) WEST METRO FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 Balance Sheets

                           December 31, 2003 and 2002

                                                        2003         2002
                                                    ------------  -----------
                                     Assets
                                     ------
Cash and cash equivalents                           $   359,429      375,538
Investment in Bank                                   11,116,352   10,747,544
Other assets                                              4,525            -
                                                    ------------  -----------

                                                    $11,480,306   11,123,082
                                                    ============  ===========

                     Liabilities and Shareholders' Equity
                     ------------------------------------

Shareholders' equity                                $11,480,306   11,123,082
                                                    ============  ===========


                           Statements of Operations
                For the Years Ended December 31, 2003 and 2002

                                                         2003         2002
                                                    ------------  -----------

Interest income                                     $         -       20,240
Interest expense                                              -       (6,867)
Other operating expense                                 (13,844)      (6,295)
                                                    ------------  -----------

Earnings (loss) before income taxes and equity in
  undistributed earnings (loss) of Bank                 (13,844)       7,078

Income tax benefit                                        2,260            -
                                                    ------------  -----------

Earning (loss) before equity in
  undistributed earnings (loss) of Bank                 (11,584)       7,078

Equity in undistributed earnings (loss) of Bank         382,058     (531,988)
                                                    ------------  -----------

Net earnings (loss)                                 $   370,474     (524,910)
                                                    ============  ===========


                       WEST METRO FINANCIAL SERVICES, INC.

(13) WEST METRO FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                        Statements of Cash Flows

                             For the Years Ended December 31, 2003 and 2002


                                                                                   2003         2002
                                                                                ----------  ------------
Cash flows from operating activities:
 Net earnings (loss)                                                            $ 370,474      (524,910)
   Adjustments to reconcile net earnings (loss) to net cash
     provided (used) by operating activities:
       Equity in undistributed (earnings) loss of Bank                           (382,058)      531,988
       Change in other assets                                                      (4,525)        8,634
                                                                                ----------  ------------

             Net cash provided (used) by operating activities                     (16,109)       15,712
                                                                                ----------  ------------

Cash flows from investing activities consisting of capital infusion into Bank           -   (11,004,889)
                                                                                ----------  ------------

Cash flows from financing activities:
 Change in line of credit                                                               -      (482,804)
 Change in advances payable to organizers                                               -      (140,000)
 Proceeds from sale of common stock                                                     -    12,000,000
 Deferred offering costs                                                                -       (16,515)
 Redemption of organizing share of stock                                                -           (10)
                                                                                ----------  ------------

             Net cash provided by financing activities                                  -    11,360,671
                                                                                ----------  ------------

Net change in cash                                                                (16,109)      371,494

Cash at beginning of year                                                         375,538         4,044
                                                                                ----------  ------------

Cash at end of year                                                             $ 359,429       375,538
                                                                                ==========  ============

                       WEST METRO FINANCIAL SERVICES, INC.

(14) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

          Cash  and  Cash  Equivalents
          ----------------------------
          For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          Investment  Securities  Available-for-Sale
          ------------------------------------------
          Fair values for investment securities available-for-sale are based on quoted market prices.

          Other  Investments
          ------------------
          For other investments, the carrying value is a reasonable estimate of fair value.

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

          Federal  Funds  Purchased
          -------------------------
          For federal funds purchased, the carrying amount is a reasonable estimate of fair value.

          Commitments  to  Extend  Credit  and  Standby  Letters  of  Credit
          ------------------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are made using variable rates, the fair value of such items is not considered material.

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

          Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                       WEST METRO FINANCIAL SERVICES, INC.

(14) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows:

                                                      2003                     2002
                                            ------------------------  ----------------------
                                             Carrying     Estimated    Carrying   Estimated
                                              Amount     Fair Value     Amount    Fair Value
                                            -----------  -----------  ----------  ----------
Assets:
  Cash and cash equivalents                 $   812,968      812,968   2,297,257   2,297,257
  Investment securities available-for-sale    2,016,021    2,016,021   1,795,320   1,795,320
  Other investments                             379,250      379,250     325,850     325,850
  Loans, net                                 65,720,988   65,778,000  39,212,970  39,233,000

Liabilities:
  Deposits                                  $59,174,579  $59,416,000  34,719,753  34,876,000
  Federal funds purchased                     1,003,000    1,003,000           -           -