Form 10KSB, Exhibit 13
period 2004-12-31
WEST METRO FINANCIAL SERVICES INC
filed 2005-03-30
CIK 1157294

Exhibit 13.1

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Financial Statements

December 31, 2004

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

West Metro Financial Services, Inc.

Dallas, Georgia

We have audited the accompanying consolidated balance sheets of West Metro Financial Services, Inc. and subsidiary as of December 31, 2004 and 2003, and the related statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Metro Financial Services, Inc. and subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia	/s/ Porter Keadle Moore LLP
January 21, 2005, except for note 16 as to which the date is March 15, 2005

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Balance Sheets

For the Years Ended December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$2,819,207	812,968
Federal funds sold	10,235,000	—

Cash and cash equivalents	13,054,207	812,968

Investment securities available-for-sale	5,833,038	2,016,021
Other investments	521,800	379,250
Loans, net	105,780,093	65,720,988
Premises and equipment, net	4,447,697	2,196,259
Accrued interest receivable and other assets	1,071,168	654,072

	$130,708,003	71,779,558

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$6,837,289	5,238,674
Interest-bearing demand	27,999,843	13,481,023
Savings	25,888,386	13,590,427
Time	56,533,349	26,864,455

Total deposits	117,258,867	59,174,579

Federal funds purchased	—	1,003,000
Federal Home Loan Bank advances	990,000	—
Accrued interest payable and other liabilities	323,879	121,673

Total liabilities	118,572,746	60,299,252

Commitments

Shareholders’ equity:
Preferred stock, no par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1.00 par value; 10,000,000 shares authorized; 1,200,000 shares issued and outstanding	1,200,000	1,200,000
Additional paid-in capital	10,686,036	10,686,036
Retained earnings (accumulated deficit)	251,616	(406,619)
Accumulated other comprehensive income (loss)	(2,395)	889

Total shareholders’ equity	12,135,257	11,480,306

	$130,708,003	71,779,558

See accompanying notes to consolidated financial statements.

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2004 and 2003

	2004	2003
Interest income:
Interest and fees on loans	$5,991,060	3,522,574
Interest and dividends on investment securities	119,680	71,883
Interest on federal funds sold	34,817	51,854

Total interest income	6,145,557	3,646,311

Interest expense:
Interest expense on deposits	1,819,489	1,262,310
Interest expense on FHLB advances	19,146	—
Other interest expense	3,286	321

Total interest expense	1,841,921	1,262,631

Net interest income	4,303,636	2,383,680

Provision for loan losses	660,250	402,626

Net interest income after provision for loan losses	3,643,386	1,981,054

Other income:
Service charges and fees on deposit accounts	89,016	64,688
Discount brokerage fees	12,116	4,191
Residential mortgage origination fees	152,139	398,181
Other operating income	53,161	59,679

Total other income	306,432	526,739

Other expense:
Salaries and employee benefits	1,740,401	1,531,592
Net occupancy and equipment	374,900	261,723
Other operating	778,834	589,231

Total other expense	2,894,135	2,382,546

Earnings before income taxes	1,055,683	125,247

Income tax (expense) benefit	(397,448)	245,227

Net earnings	$658,235	370,474

Basic earnings per share	$.55	.31

Diluted earnings per share	$.52	.31

See accompanying notes to consolidated financial statements.

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	$1,200,000	10,686,036	(777,093)	14,139	11,123,082
Net earnings	—	—	370,474	—	370,474
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	(13,250)	(13,250)

Balance, December 31, 2003	1,200,000	10,686,036	(406,619)	889	11,480,306
Net earnings	—	—	658,235	—	658,235
Change in unrealized gain / loss on securities available-for-sale, net of tax	—	—	—	(3,284)	(3,284)

Balance, December 31, 2004	$1,200,000	10,686,036	251,616	(2,395)	12,135,257

See accompanying notes to consolidated financial statements.

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2004 and 2003

	2004	2003
Net earnings	$658,235	370,474

Other comprehensive loss, net of tax:
Unrealized losses on investment securities available-for-sale:
Unrealized losses arising during the period	(5,299)	(21,371)
Income tax benefit related to unrealized losses	2,015	8,121

Other comprehensive loss	(3,284)	(13,250)

Comprehensive income	$654,951	357,224

See accompanying notes to consolidated financial statements.

WEST METRO FINANCIAL SERVICES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings	$658,235	370,474
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	660,250	402,626
Deferred tax benefit	(12,177)	(294,256)
Depreciation, amortization and accretion	301,708	204,223
Loss on sale of repossessions	720	—
Writedown of repossessions	4,000	—
Loss on sale of fixed assets	734	—
Change in:
Accrued interest receivable and other assets	(402,904)	(45,236)
Accrued interest payable and other liabilities	202,205	(23,470)

Net cash provided by operating activities	1,412,771	614,361

Cash flows from investing activities:
Proceeds from maturities and paydowns of investment securities available-for-sale	3,911,090	746,333
Purchases of investment securities available-for-sale	(7,737,315)	(999,375)
Proceeds from the sale of other investments	160,600	3,300
Purchases of other investments	(303,150)	(56,700)
Net change in loans	(40,724,075)	(26,910,644)
Purchases of premises and equipment	(2,554,199)	(339,389)
Proceeds from sales of premises and equipment	4,228	—

Net cash used by investing activities	(47,242,821)	(27,556,475)

Cash flows from financing activities:
Net change in deposits	58,084,289	24,454,825
Net change in federal funds purchased	(1,003,000)	1,003,000
Proceeds from FHLB advances	9,000,000	—
Repayment from FHLB advances	(8,010,000)	—

Net cash provided by financing activities	58,071,289	25,457,825

Net change in cash and cash equivalents	12,241,239	(1,484,289)

Cash and cash equivalents at beginning of the year	812,968	2,297,257

Cash and cash equivalents at end of the year	$13,054,207	812,968

Supplemental information:
Interest paid	$1,732,406	1,253,690
Income taxes paid	$393,238	102,100

Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to repossessions	$34,916	—
Financed sale of repossessions	$(30,196)	—
Change in unrealized gain on securities available-for-sale, net of tax	$(3,284)	(13,250)

See accompanying notes to consolidated financial statements.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of West Metro Financial Services, Inc. (the “Company”) and its wholly owned subsidiary, First National Bank West Metro (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company raised $11,886,036, net of offering expenses of $113,964, through the sale of 1,200,000 shares of its $1 par value common stock at $10.00 per share and was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on March 25, 2002 upon receipt of its banking charter from the Office of the Comptroller of Currency (“OCC”). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout Paulding and Douglas counties in Georgia.

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

Cash and Cash Equivalents

Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Reserve requirements maintained with the Federal Reserve Bank totaled $235,000 as of December 31, 2004. The Company had no such requirement as of December 31, 2003.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2004 and 2003, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

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

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Loans and Allowance for Loan Losses

Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

Depreciation expense is computed over the following estimated useful lives:

Land improvements	20 years
Building and improvements	10 –27.5 years
Furniture and equipment	3 – 7 years

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

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Net Earnings Per Common Share

The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share”. For 2003, the outstanding potential common shares (from stock options and warrants) would not change basic earnings per share. For 2004, 33,000 potential common stock issuances are excluded from the calculation of diluted earnings per share as they are anti-dilutive. Earnings per common share amounts for the year ended December 31, 2004 is as follows:

For the Year Ended December 31, 2004

	Net Earnings (Numerator)	Common Shares (Denominator)	Per Share Amount
Basic earnings per share	$658,235	1,200,000	$0.55
Effect of dilutive securities – stock options and warrants	—	56,596	(0.03)

Diluted earnings per share	$658,235	1,256,596	$0.52

Stock-Based Compensation

At December 31, 2004, the Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financing Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation for the years ended December 31, 2004 and 2003.

	2004	2003
Net earnings as reported	$658,235	370,474
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(273,312)	(101,203)

Pro forma net earnings	$384,923	269,271

Basic earnings per share:
As reported	$0.55	0.31

Pro forma	$0.32	0.24

Diluted earnings per share:
As reported	$0.52	0.31

Pro forma	$0.31	0.24

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which revises and amends SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including stock options, to be recognized in the financial statements based on their fair values. Once adopted, pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123(R) will be effective for the Company for financial statements beginning after December 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123(R) and expects to adopt its provisions in the first quarter of 2006. The Company has not yet determined the financial statement impact of the pronouncement.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities

Investment securities available-for-sale at December 31, 2004 and 2003 are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$5,188,023	2,363	6,999	5,183,387
Mortgage-backed securities	648,880	2,052	1,281	649,651

	$5,836,903	4,415	8,280	5,833,038

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$999,386	2,801	—	1,002,188
Mortgage-backed securities	1,015,200	612	1,978	1,013,833

	$2,014,586	3,413	1,978	2,016,021

At December 31, 2004 and 2003, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by the U.S. Government. At December 31, 2004, four out of five U.S. Government agency securities contained unrealized losses, while one out of three mortgage backed securities contained unrealized losses. The fair value of these investment securities with unrealized losses as of December 31, 2004 are as follows: U.S. Government agencies $4,182,000; and mortgage backed securities $174,000. The Company did not have any securities as of December 31, 2004 or 2003 that had been in an unrealized loss position continuously for greater than twelve months.

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or repay certain obligations with or without call or prepayment penalties. Therefore these securities are not included in the maturity categories.

	Amortized Cost	Estimated Fair Value
U.S. Government agencies:
Due within one year	$1,988,511	$1,988,119
Due from one to five years	2,699,512	2,699,517
Due from five to ten years	500,000	495,751
Mortgage-backed securities	648,880	649,651

	$5,836,903	$5,833,038

There were no sales of securities available-for-sale during 2004 or 2003.

Securities with a carrying value of approximately $3,695,000 and $140,000 as of December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required by law.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(3)	Loans

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$7,091,899	4,358,819
Real estate – mortgage	35,397,494	26,046,960
Real estate – construction	62,463,179	34,249,152
Consumer	2,383,138	1,965,424

	107,335,710	66,620,355
Less: Allowance for loan losses	1,555,617	899,367

	$105,780,093	65,720,988

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Paulding and Douglas Counties in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

An analysis of the activity in the allowance for loan losses for the years ended December 31, 2004 and 2003 is presented below:

	2004	2003
Balance at beginning of year	$899,367	500,000
Provision charged to operations	660,250	402,626
Loans charged off	(4,000)	(4,941)
Recoveries	—	1,682

Balance at end of year	$1,555,617	899,367

(4)	Premises and Equipment

Major classifications of premises and equipment as of December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Land	$897,487	897,487
Land improvements	511,004	241,445
Building and improvements	2,261,285	418,681
Furniture and equipment	1,345,713	734,804
Construction in process	12,902	189,917

	5,028,391	2,482,334
Less: Accumulated depreciation	580,694	286,075

	$4,447,697	2,196,259

Depreciation expense amounted to $297,799 and $193,253 in 2004 and 2003, respectively.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(5)	Deposits

Time deposits in excess of $100,000 totaled $42,691,442 as of December 31, 2004 and $13,703,223 as of December 31, 2003.

At December 31, 2004, contractual maturities of time deposits are summarized as follows:

2005	$43,687,645
2006	9,908,655
2007	1,501,586
2008	674,220
2009	761,243

$56,533,349

At December 31, 2004 and 2003 the Company held $28,105,000 and $6,245,385, respectively, in certificates of deposit obtained through the efforts of third party brokers. The daily average of such agreements totaled $16,719,083 and $3,357,727 in 2004 and 2003, respectively. The weighted average cost during 2004 was 1.84%, while the weighted average cost at December 31, 2004 was 2.10%. The weighted average cost during 2003 was 3.06% while the weighted average cost at December 31, 2003 was 2.13%. The deposits as of December 31, 2004 have maturity dates ranging from January 7, 2005 to September 29, 2006.

At December 31, 2004, the Bank had one significant deposit relationship with a total deposit balance of approximately $9,091,000, which exceeds 5% of total deposits.

(6)	Advances From Federal Home Loan Bank

At December 31, 2004, the Bank has an advance outstanding from the Federal Home Loan Bank of Atlanta (FHLB) in the amount of $990,000. The Bank has pledged approximately $8,762,000 in qualifying mortgage loans as security for this advance and possible future advances. This advance bears interest at a fixed rate of 4.05%, requires quarterly interest payments and quarterly principal payments of $10,000 through September 10, 2009 at which time the remaining principal amount is due. At December 31, 2004, the Bank has approximately $6,000,000 in borrowing capacity under this borrowing arrangement with the FHLB.

(7)	Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Current	$409,625	49,029
Deferred	(12,177)	4,018
Change in valuation allowance	—	(298,274)

	$397,448	(245,227)

The difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003 is as follows:

	2004	2003
Pretax income at statutory rate	$358,932	42,584
State income tax expense, net	42,226	5,010
Change in valuation allowance	—	(298,274)
Other	(3,710)	5,453

	$397,448	(245,227)

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(7)	Income Taxes, continued

The following summarizes the components of deferred taxes at December 31, 2004 and 2003.

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$575,049	327,660
Pre-opening expenses	65,326	94,360
Unrealized loss on securities available-for-sale	1,470	—

Total deferred income tax assets	641,845	422,020

Deferred income tax liabilities:
Unrealized gain on securities available-for-sale	—	545
Premises and equipment	323,621	117,443

Total deferred income tax liabilities	323,621	117,988

Net deferred income tax assets	$318,224	304,032

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. Prior to 2003, a valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets was dependent on future taxable income. During 2003, the Company determined that the realization of the net deferred asset was more likely than not; therefore, the valuation allowance was eliminated.

(8)	Commitments

The Company entered into employment agreements with four of its Executive Officers. These agreements have terms from three to five years, provide for a base salary, incentive bonuses, stock options and other perquisites commensurate with their employment.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Bank’s loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

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

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(8)	Commitments, continued

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. All standby letters of credit are secured at December 31, 2004 and 2003.

	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$25,509,000	16,454000
Standby letters of credit	$907,000	627,000

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. As of December 31, 2004, the Bank has arrangements with commercial banks for short term unsecured advances up to $2,700,000.

During 2004, the Company obtained a $1,000,000 line of credit with a correspondent Bank for general operating purposes. As collateral for the line, the Company pledged 100% of the Bank’s stock against the loan. At December 31, 2004, the Company had not drawn on the line.

(9)	Employee and Director Benefit Plans

Defined Contribution Plan

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of salary income on a pre-tax basis, subject to certain IRS limits. Under the plan, the Company is required to make certain matching contributions and can make additional discretionary contributions, as determined by the Board of Directors. During 2004 and 2003, plan contributions charged to operations were approximately $55,000 and $46,000, respectively.

Stock Option Plan and Warrants

The Company sponsors an employee stock incentive plan. The plan was adopted for the benefit of directors, key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 113,000 shares were reserved for possible issuance under the plan. The options vest over various periods and expire after ten years. All available options have been granted as of December 31, 2004.

In connection with the Company’s formation and initial offering, 300,000 warrants for shares were issued to the organizers. The warrants were issued at the initial offering price of $10.00 per share and vest evenly over a three-year period. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director.

A summary of activity in the directors’ warrants and employee stock option plans for the years ended December 31, 2004 and 2003 is presented below:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	380,000	$10.00	321,000	$10.00
Granted during the year	33,000	12.00	59,000	10.00

Outstanding, end of year	413,000	10.16	380,000	10.00

Exercisable at year end	231,500	10.00	107,000	10.00

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(9)	Employee and Director Benefit Plans, continued

Stock Option Plan and Warrants, continued

The weighted average grant-date fair value of options and warrants granted in 2004 and 2003 was $3.97 and $3.19, respectively. The fair value of each option and warrant is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: dividend yield of 0%; risk free interest rate of 4.19% in 2004 and 4% in 2003 and an expected life of ten years. The employee options and warrants have a weighted average remaining contractual life of approximately eight years as of December 31, 2004.

(10)	Shareholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(11)	Related Party Transactions

The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2004 and 2003, there were approximately $12,557,000 and $6,530,000, respectively, of related party deposits. Following is a summary of related party loans:

Beginning balance	$4,219,765
New loans/advances	3,405,601
Repayments	(3,907,644)

Balance at December 31, 2004	$3,717,722

(12)	Miscellaneous Operating Expenses

Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

	2004	2003
Supplies	$56,529	44,050
Professional fees	162,380	125,583
Data processing	84,504	47,482

(13)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(13)	Regulatory Matters, continued

As of December 31, 2004 and 2003, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts (in thousands) and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk Weighted Assets)
Consolidated	$13,562	11.91%	$9,108	8.00%	N/A	N/A
Bank	$13,217	11.61%	$9,108	8.00%	$11,385	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$12,137	10.66%	$4,554	4.00%	N/A	N/A
Bank	$11,792	10.36%	$4,554	4.00%	$6,831	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$12,137	10.28%	$4,723	4.00%	N/A	N/A
Bank	$11,792	9.99%	$4,723	4.00%	$5,903	5.00%

As of December 31, 2003
Total Capital (to Risk Weighted Assets)
Consolidated	$12,312	18.50%	$5,323	8.00%	N/A	N/A
Bank	$11,948	17.95%	$5,323	8.00%	$6,656	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$11,479	17.25%	$2,662	4.00%	N/A	N/A
Bank	$11,116	16.70%	$2,662	4.00%	$3,994	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$11,479	16.18%	$2,839	4.00%	N/A	N/A
Bank	$11,116	15.66%	$2,839	4.00%	$3,548	5.00%

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings, and the ratio of equity capital to total assets. At December 31, 2004, the Bank is substantially restricted from paying dividends to the Company.

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(14)	West Metro Financial Services, Inc. (Parent Company Only) Financial Information

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and cash equivalents	$303,406	359,429
Investment in Bank	11,789,684	11,116,352
Other assets	42,167	4,525

	$12,135,257	11,480,306

Liabilities and Shareholders’ Equity
Shareholders’ equity	$12,135,257	11,480,306

Statements of Earnings

For the Years Ended December 31, 2004 and 2003

	2004	2003
Other operating expense	$(29,521)	(13,844)

Loss before income taxes and equity in undistributed earnings of Bank	(29,521)	(13,844)
Income tax benefit	11,140	2,260

Loss before equity in undistributed earnings of Bank	(18,381)	(11,584)
Equity in undistributed earnings of Bank	676,616	382,058

Net earnings	$658,235	370,474

Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings	$658,235	370,474
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(676,616)	(382,058)
Change in other assets	(37,642)	(4,525)

Net cash used by operating activities	(56,023)	(16,109)

Net change in cash	(56,023)	(16,109)

Cash at beginning of year	359,429	375,538

Cash at end of year	$303,406	359,429

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(15)	Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

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

Federal Home Loan Bank Advances

The fair value of the Federal Home Loan Bank advances is estimated by discounting the future cash flows using the rates currently offered for similar advances.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are made using variable rates, the fair value of such items is not considered material.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

WEST METRO FINANCIAL SERVICES, INC.

Notes to Consolidated Financial Statements, continued

(15)	Fair Value of Financial Instruments, continued

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$13,054,207	13,054,207	812,968	812,968
Investment securities available-for-sale	5,833,038	5,833,038	2,016,021	2,016,021
Other investments	521,800	521,800	379,250	379,250
Loans, net	105,780,093	105,900,000	65,720,988	65,778,000

Liabilities:
Deposits	$117,258,867	117,378,000	59,174,579	59,416,000
Federal funds purchased	—	—	1,003,000	1,003,000
Federal Home Loan Bank advances	990,000	976,503	—	—

(16)	Subsequent Event

On August 25, 2004, the Company’s Board of Directors unanimously approved a plan providing primarily for the termination of the Company’s reporting obligations under the Securities and Exchange Act of 1934 (the “Act”). Under the plan, record holders of 450 or fewer shares of Company common stock will receive cash in exchange for their shares in an amount equal to $11.75 per share. Shares held by shareholders owning more than 450 shares of record (including, for purposes of the plan, any shares held in an IRA account) will remain outstanding and be unaffected by the plan.

Based on the Company’s current shareholder census, management anticipates that the plan will reduce the number of shareholders below 300, which will enable the Company to notify the Securities and Exchange Commission (the “SEC”) that it is entitled to cease filing annual, quarterly and current reports, proxy statements and other reports under the Exchange Act. Management estimates that the cessation of these reporting obligations will result in significant savings in legal, accounting and administrative expenses.

The plan is subject to various conditions, including the approval by the Company’s shareholders following the distribution of a definitive proxy statement describing the terms and effects of the plan.

On March 15, 2005, First Horizon National Corporation (FHN) entered into a definitive agreement for the acquisition and merger of the Company. Upon completion of the acquisition, the Company will be merged into FHN’s wholly owned subsidiary, First Tennessee Bank. The merger is subject to the approval of regulatory authorities and by shareholders of the Company and is expected to close by the third quarter of 2005. Under the terms of the definitive agreement, FHN will acquire all of the Company’s stock and the Company’s shareholders will have the option, subject to pro-ration, to elect to receive cash or FHN stock. Total consideration is expected to consist of approximately $12 million in cash and approximately $20 million in FHN shares, for total consideration of $32 million.